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                                                                    EXHIBIT 11.1

                               ACCESS HEALTH, INC
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                              NINE MONTHS ENDED
                                  YEARS ENDED SEPTEMBER 30,       JUNE 30,
                                 ---------------------------- -----------------
                                   1993     1994       1995     1995     1996
                                 -------- ---------  -------- -------- --------
PRIMARY:
  Weighted averages common
   shares outstanding...........    9,030     9,456    10,079   10,041   11,804
  Common equivalent shares from
   stock options using the trea-
   sury stock method (using av-
   erage market price)..........      485       --      1,066    1,107    1,340
                                 -------- ---------  -------- -------- --------
  Shares used in per share cal-
   culations....................    9,515     9,456    11,145   11,148   13,144
  Net income (loss)............. $  1,274   ($2,296) $  1,540 $    452 $  5,612
                                 ======== =========  ======== ======== ========
  Net income (loss) per share... $   0.13    ($0.24) $   0.14 $   0.04 $   0.43
                                 ======== =========  ======== ======== ========
FULLY DILUTED:
  Weighted average common share
   outstanding..................    9,030     9,456    10,079   10,041   11,804
  Common equivalent shares from
   stock options using the trea-
   sury stock method (using
   year-end market price, if
   higher than average market
   price).......................      585       --      1,293    1,199    1,531
                                 -------- ---------  -------- -------- --------
  Shares used in per share cal-
   culations....................    9,615     9,456    11,372   11,240   13,335
  Net income (loss)............. $  1,274   ($2,296) $  1,540 $    452 $  5,612
                                 -------- ---------  -------- -------- --------
  Net income (loss) per share... $   0.13    ($0.24) $   0.14 $   0.04 $   0.42
                                 ======== =========  ======== ======== ========
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